Exhibit 10.18

February 18, 2016

To: Sheri Brumm

Re: Promotion to SVP, Chief Accounting Officer and Section 16 Officer

Ultra Clean Holdings, Inc. (the “Company” or “UCT”) is pleased to offer you the regular, full time position of SVP, Chief Accounting Officer (CAO). You will be appointed a Section 16 Officer of the UCT Company.

Base Salary. Your annual base rate will be $265,000, payable bi-weekly in accordance with our regular payroll practices and in accordance with all applicable state and federal laws.

Management Bonus. You will be eligible for the management bonus plan which includes an initial target payout of 40% of your base salary on an annualized basis

Restricted Stock Units. You will receive a promotion grant of 15,000 restricted stock units of Ultra Clean Holdings, Inc., with 1/3 of the award vesting upon each anniversary of the date of the grant, subject to the terms and conditions of our Amended and Restated Stock Incentive Plan.

Severance Benefits. In the event your employment is terminated by the Company without Cause or by you for Good Reason, then, subject to your compliance with the terms and conditions of the Company’s Severance Benefits for Executive Officers policy, as amended through the date hereof (the “Severance Policy”), you will be entitled to the severance benefits set forth in the Severance Policy.

Sincerely,

Jim Scholhamer,

CEO

Casey Eichler,

President & CFO

UCT

26462 Corporate Ave., Hayward, CA 94545

Tel: (510) 576-4400    Fax: (510) 576-4401    www.uct.com